AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended September 30, 1994





                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        ($ in millions, except share data)

                                                            Nine Months Ended
                                                              September 30,
                                                            1994         1993

Income before cumulative effect ................           $ 478        $ 414
Cumulative effect of accounting changes* .......               -          (46)
  Net income available to common stock .........           $ 478        $ 368


Average shares outstanding
  Common shares ................................     210,446,874  216,422,239
  Assumed exercise of stock options ............         264,408      532,179

    Total ......................................     210,711,282  216,954,418

Earnings per share
  Income before cumulative effect ..............           $2.27        $1.91
  Cumulative effect of accounting changes* .....               -         (.21)
    Net income .................................           $2.27        $1.70


* 1993 restated to reflect adoption of SFAS 112.

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